UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2015

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 19, 2015, at a duly called special meeting of the Nomination and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Energy XXI Ltd (the “Company”), the members of the Committee mutually agreed that it would be in the best interests of the Company and its shareholders for the Committee to be composed entirely of independent directors under the listing standards of NASDAQ. As a result of this determination, James LaChance, the current Chairman of the Board and former member of the Committee, tendered his resignation from the Committee, effective immediately. Mr. LaChance resigned from the Committee solely for the reasons stated above, and not as a result of any disagreement with the Committee or the Company on any matter. The remaining Committee members unanimously accepted Mr. LaChance’s resignation and confirmed that the Committee would henceforth be composed of the four remaining Committee members, each of whom is an independent director under the listing standards of NASDAQ. The Company and Mr. LaChance also clarified that Mr. LaChance will not be serving as an ex officio member of the Audit Committee of the Board (the “Audit Committee”) or Compensation Committee of the Board (the “Compensation Committee”) in his capacity as Chairman. As a result, both the Audit Committee and Compensation Committee are also composed entirely of independent directors under the listing standards of NASDAQ. Mr. LaChance will continue to serve in all other capacities as the Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI Ltd

By:	/s/ Bruce W. Busmire
Name:	Bruce W. Busmire
Title:	Chief Financial Officer

Date: November 19, 2015